           FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2010

Net earnings per diluted share from continuing operations rise 14 percent to $0.73; revenues rise 6 percent to $586 million; net orders rise 13 percent to $593 million; company raises guidance for fiscal year

PALO ALTO, Calif., April 28, 2010 – Varian Medical Systems (NYSE:VAR) today is reporting net earnings from continuing operations of $0.73 per diluted share in the second quarter of fiscal year 2010, up 14 percent from $0.64 per diluted share in the year-ago quarter.  Revenues for the quarter were $586 million, up 6 percent from the prior-year period and up 3 percent on a constant currency basis.

Varian’s second quarter net orders totaled $593 million, up 13 percent from the year-ago period and up 10 percent on a constant currency basis.  The quarter-ending backlog was $2 billion, up 6 percent versus the year-ago quarter.

“Strength in our international regions drove revenue and order growth for the total company and more than offset declines in North America during the quarter,” said Tim Guertin, president and CEO of Varian Medical Systems.  “Higher revenues from our Oncology and X-Ray Products businesses, ongoing cost controls, improved company operating margins, and a lower tax rate contributed to the improvement in our quarterly net earnings versus the year-ago period.”

The company ended the quarter with a record $655 million in cash and cash equivalents and $30 million of debt.  During the second quarter, the company spent $72 million to repurchase 1.5 million shares of common stock. Compared to the same period last year, accounts receivable days sales outstanding was 76, an improvement of 11 days.

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Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2010	Page 2

Oncology Systems
Oncology Systems’ second quarter revenues from sales of products and services for radiotherapy, radiosurgery, and brachytherapy totaled $465 million, up 4 percent from the same period last fiscal year.  Second quarter net orders totaled $476 million, up 10 percent versus the year-ago period.  Net orders rose 34 percent in international markets, more than offsetting a 12 percent decline in North America.

“Oncology Systems revenues grew strongly in all international regions and gross margins for this business improved with the help of a favorable mix of service and software products,” Guertin said.

“Oncology’s solid net orders growth was also driven by our service business as well as demand for our newer accelerators,” he added.  “We saw increased demand for UNIQUE™, our new accelerator for fast, affordable image-guided RapidArc treatments in international clinics and encouraging early interest in our new TrueBeam platform for advanced image-guided radiotherapy and radiosurgery.”

X-Ray Products
X-Ray Products second quarter revenues from sales of X-ray tubes and digital detectors for filmless imaging were $102 million, up 19 percent from the year-ago quarter.  Compared to the same period in fiscal year 2009, X-Ray Products’ second quarter net orders rose 52 percent to a record $105 million.

“Total orders for both X-ray tubes and flat panel detectors recovered nicely from depressed year-ago levels,” Guertin said.  “We saw signs of a recovery in the global imaging industry with renewed orders from existing customers as well as accelerated orders growth from new customers for our flat panel detectors.”

Other
The company’s Other category, which is comprised of the Security and Inspection Products (SIP) business, the Varian Particle Therapy business, and the Ginzton Technology Center, recorded second quarter revenues of $19 million, down 19 percent from the year-ago period.  Net orders in the Other category were $12 million, down 42 percent from the year-ago period.

Outlook
“We now believe that revenues for fiscal year 2010 can grow by about 6 to 7 percent over fiscal 2009 and that net earnings per diluted share for the fiscal year could be in the range of $2.82 to $2.88,” said Guertin. “We believe that for the third quarter of fiscal year 2010 revenues could increase by about 13 percent over the prior year period.  Third quarter operating earnings should increase by about 16 to 17 percent,

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Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2010	Page 3

but including a higher quarterly tax rate, net earnings per diluted share are expected to be in the range of $0.60 to $0.63.”

Investor Conference Call
Varian Medical Systems is scheduled to conduct its second quarter fiscal year 2010 conference call at 2 p.m. PT today.  To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year.  To access the call via telephone, dial 1-800-706-7748 from inside the U.S. or 1-617-614-3473 from outside the U.S. and enter confirmation code 44942626.  The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 99270459.  The telephone replay will be available through 5 p.m. PT, Friday, April 30, 2010.

For automatic “e-mail alerts” regarding Varian news, events, and new investor materials on the website, investors can subscribe on the company website: http://varian.investorroom.com/index.php?s=58  For additional information, contact investor relations at 1 650 424-5834.
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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,100 people who are located at manufacturing sites in North America, Europe, and China and approximately 79 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as RapidArc, image-guided radiation therapy, stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “expect,” “continuing,” “can,” “could,” “believe,” “estimate,” “outlook,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effect of economic conditions, including the strength of any recovery from the global recession; the impact of recently enacted federal health care legislation and any further health care reforms, and/or changes in third-party reimbursement levels; credit availability for capital expenditures for cancer care; currency exchange rates and tax rates; demand for the company’s products; the company’s ability to develop, commercialize, and deploy new products such as the TrueBeam platform; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; changes in the regulatory environment, including with respect to FDA requirements; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the company’s ability to maintain or increase operating margins; the impact of competitive products and pricing; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company’s business; the company’s ability to protect the company’s intellectual property; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2010	Page 4

Varian Medical Systems, Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in millions, except per share amounts)	Q2 QTR 2010	Q2 QTR 2009	Q2 YTD 2010	Q2 YTD 2009
Net orders	$593.2	524.2	1,088.8	1,075.5
Oncology Systems	476.2	434.2	912.7	861.8
X-Ray Products	104.7	68.8	203.7	159.9
Other	12.3	21.2	(27.6)	53.8
Order backlog	$2,016.7	1,901.0	2,016.7	1,901.0
Revenues	$585.6	553.6	1,126.5	1,062.3
Oncology Systems	464.5	444.6	894.6	842.8
X-Ray Products	102.2	85.8	193.6	171.9
Other	18.9	23.2	38.3	47.6
Cost of revenues	$331.6	313.2	631.5	602.9
Gross margin	254.0	240.4	495.0	459.4
As a percent of revenues	43.4%	43.4%	43.9%	43.2%
Operating expenses
Research and development	38.9	37.0	77.3	74.0
Selling, general and administrative	79.6	81.1	163.1	164.4
Operating earnings	135.5	122.3	254.6	221.0
As a percent of revenues	23.1%	22.1%	22.6%	20.8%
Interest income/(expense), net	(0.3)	(0.4)	(0.6)	1.0
Earnings from continuing operations before taxes	135.2	121.9	254.0	222.0
Taxes on earnings	44.1	42.6	84.1	73.1
Earnings from continuing operations	91.1	79.3	169.9	148.9
As a percent of revenues	15.6%	14.3%	15.1%	14.0%
Loss from discontinued operations – net of taxes (1)	-	(11.5)	-	(12.3)
Net earnings	$91.1	67.8	169.9	136.6

Net earnings (loss) per share – basic:
Continuing operations	$0.74	0.64	1.38	1.20
Discontinued operations (1)	-	(0.09)	-	(0.10)
Net earnings per share	$0.74	0.55	1.38	1.10
Net earnings (loss) per share – diluted:
Continuing operations	$0.73	0.64	1.36	1.19
Discontinued operations (1)	-	(0.10)	-	(0.10)
Net earnings per share	$0.73	0.54	1.36	1.09

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	122.9	123.8	123.3	123.8
Average shares outstanding - diluted	124.3	124.5	124.5	124.8

(1) The operating results of ACCEL research instruments are classified as discontinued operations for all periods presented.

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2010	Page 5

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	April 2,	October 2,
	2010	2009 (1)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$654,727	$553,529
Accounts receivable, net	497,320	580,918
Inventories	371,496	321,861
Deferred tax assets and other	206,057	216,143
Total current assets	1,729,600	1,672,451

Property, plant and equipment	538,157	527,135
Accumulated depreciation and amortization	(279,678)	(263,075)
Property, plant and equipment, net	258,479	264,060

Goodwill	207,146	210,346
Other assets	154,664	161,391
Total assets	$2,349,889	$2,308,248

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$111,610	$116,093
Accrued expenses	252,882	304,402
Deferred revenues	131,313	130,588
Advance payments from customers	266,104	226,964
Product warranty	49,580	50,823
Short-term borrowings	-	4,445
Current maturities of long-term debt	6,515	9,005
Total current liabilities	818,004	842,320
Other long-term liabilities	115,100	130,751
Long-term debt	23,259	23,394
Total liabilities	956,363	996,465

Stockholders’ Equity
Common stock	123,460	125,281
Capital in excess of par value	528,544	516,478
Retained earnings and accumulated other comprehensive loss	741,522	670,024
Total stockholders’ equity	1,393,526	1,311,783
Total liabilities and stockholders’ equity	$2,349,889	$2,308,248

(1)  The condensed consolidated balance sheet as of October 2, 2009 was derived from audited financial statements as of that date.